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                                                                   EXHIBIT 23(A)

                  CONSENT OF JOSEPH DECOSIMO AND COMPANY, LLP

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Health Images, Inc. for the registration of 2,875,000 shares of its common stock, $.01 par value per share, and to the incorporation by reference therein of our report dated February 23, 1996, with respect to the consolidated financial statements and schedules of Health Images, Inc. included or incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                          JOSEPH DECOSIMO AND COMPANY, LLP

Atlanta, Georgia
October 25, 1996